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                                                                 EXHIBIT 10.10



                          COMMERCIAL LEASE AGREEMENT


                                    BETWEEN


                         JUPITER SERVICE CENTER, LTD.


                                      AND


                                MICROTUNE, INC.
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                               TABLE OF CONTENTS
                                                                       Page
                                                                       ----
 1.  PREMISES, TERM, AND INITIAL IMPROVEMENTS........................    1

 2.  BASE RENT, SECURITY DEPOSIT AND ADDITIONAL RENT.................    2

 3.  TAXES...........................................................    4

 4.  LANDLORD'S MAINTENANCE..........................................    5

 5.  TENANT'S MAINTENANCE AND REPAIR OBLIGATIONS.....................    5

 6.  ALTERATIONS.....................................................    6

 7.  SIGNS...........................................................    7

 8.  UTILITIES.......................................................    7

 9.  INSURANCE.......................................................    7

10.  CASUALTY DAMAGE.................................................    8

11.  LIABILITY, INDEMNIFICATION, WAIVER OF SUBROGATION AND
      NEGLIGENCE.....................................................    8

12.  USE.............................................................    9

13.  INSPECTION......................................................   10

14.  ASSIGNMENT AND SUBLETTING.......................................   10

15.  CONDEMNATION....................................................   11

16.  SURRENDER OF PREMISES; HOLDING OVER.............................   12

17.  QUIET ENJOYMENT.................................................   12

18.  EVENTS OF DEFAULT...............................................   13

19.  REMEDIES........................................................   13

20.  LANDLORD'S DEFAULT..............................................   15

21.  MORTGAGES.......................................................   15

22.  ENCUMBRANCES....................................................   16

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                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                      Page
                                                                      ----

23.  MISCELLANEOUS...................................................   16

24.  NOTICES.........................................................   18

25.  HAZARDOUS WASTE.................................................   18

26.  TENANT'S OPTION TO PURCHASE.....................................   19

27.  TENANT'S RIGHT OF FIRST REFUSAL TO EXPAND PREMISES..............   19

28.  PARKING LOT ADDITION............................................   20

29.  BUILDING ADDITION...............................................   20

EXHIBIT A  -  DESCRIPTION OF LAND

EXHIBIT B  -  CONSTRUCTION AGREEMENT

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                                LEASE AGREEMENT

     This Lease Agreement (this "LEASE") is entered into by JUPITER SERVICE CENTER, LTD., a Texas limited partnership ("LANDLORD"), and MICROTUNE, INC. a Texas corporation ("TENANT").

     1. PREMISES, TERM, AND INITIAL IMPROVEMENTS.

     (a) Landlord leases to Tenant, and Tenant leases from Landlord, Forty-three thousand Six Hundred Eighty (43,680) square feet of Net Rentable Area (hereinafter the "PREMISES") located in the approximately One Hundred Twenty Five Thousand (125,000) square foot building (the "BUILDING") located on the real property described on EXHIBIT "A" (the "LAND"). The term "NET RENTABLE AREA" refers to the area occupied by office and/or warehouse space, as calculated within the boundaries defined by (i) the exterior surface of the exterior walls and windows of the Building, and (ii) the center line of any demising walls separating the Premises from space to be occupied by another tenant. The Net Rentable Area in the Premises has been calculated on the basis of the foregoing definition and is hereby stipulated to be forty-three thousand six hundred eighty (43,680) square feet. Notwithstanding the foregoing, the Premises shall consist of thirty thousand (30,000) square feet for the first five (5) months of the Term and thereafter shall include all of the aforementioned square footage.

     (b) The term of this Lease shall be sixty (60) months, beginning on the Commencement Date (defined below) ("TERM", shall include all renewals and extensions of the initial Term); however, if the Commencement Date is not the first day of a calendar month, then the Term shall end sixty (60) months after the first day of the first full calendar month of the Term. The "COMMENCEMENT DATE" shall be the date on which Substantial Completion (defined in EXHIBIT "B") occurs. Following the Commencement Date, Landlord and Tenant shall execute an instrument specifying the Commencement Date and the expiration date of the Term. In the event that the Commencement Date shall not have occurred for any reason whatsoever other than events of delay caused by Tenant, on or before August 15, 2000, then Tenant may terminate this Lease by written notice to Landlord at any time prior to the occurrence of the Commencement Date, whereupon any monies previously paid by Tenant to Landlord shall be reimbursed to Tenant.

     (c) Provided no Event of Default exists when Tenant delivers such notice, Tenant may renew this Lease for one additional period of five (5) years on the same terms provided in this Lease, except that the Base Rent payable for each month shall be fair market rental rate for space of equivalent size, quality and utility taking into account the credit standing of Tenant (the "Renewal Rate"), Tenant shall have no further renewal options, and Landlord shall lease to Tenant the Premises in their then current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements. Notwithstanding the foregoing the Base Rate for such renewal period shall in no event be less than $10.00 per square foot nor more than $11.00 per square foot. Tenant shall deliver written notice to Landlord indicating whether or not Tenant elects to extend the Term no later than one hundred twenty-eight (128) days prior to the expiration of the Term ("Election Date"). Within thirty (30) days after receipt of written request from Tenant, which written request shall be made no earlier than one hundred eighty
(180) days and no later than one hundred fifty

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(150) days prior to the expiration of the Term, Landlord shall provide Tenant with the Renewal Rate. The Renewal Rate shall be determined by Landlord in its sole discretion, taking into account the factors described herein above. Notwithstanding anything contained herein to the contrary, if Tenant fails to deliver written notice indicating whether or not it elects to extend prior to the Election Date, Tenant shall be deemed to have elected not to extend the Term. Tenant's rights hereunder shall terminate if (i) this Lease expires or is canceled or because of an Event of Default this Lease or Tenant's right to possession of the Premises is terminated, or (ii) Tenant fails to timely exercise its option hereunder, time being of the essence with respect to Tenant's exercise thereof.

     (d) Landlord shall construct the Premises in substantial accordance with the plans and specifications referenced on EXHIBIT "B", and, by occupying the Premises, Tenant shall have accepted the Premises in their condition, subject to the completion of any punch-list items.

     2. BASE RENT, SECURITY DEPOSIT AND ADDITIONAL RENT.

     (a) Tenant shall pay to Landlord "BASE RENT", in advance, without demand, deduction or set off, equal to the following amounts for the following periods of time:

                                                           Annual Per
                                       Monthly             Square Foot
        Months in Term                Base Rent             Base Rent
        --------------                ---------            ------------
        Month 1 to month 9           $26,250.00               $10.50
        Month 10 to month 60         $36,400.00               $10.00

The first monthly installment, plus the other monthly charges set forth in
Section 2.(c), shall be due on the date hereof; thereafter, monthly installments of Base Rent shall be due on the first day of each calendar month following the Commencement Date. If the Term begins on a day other than the first day of a month or ends on a day other than the last day of a month, then Base Rent and additional rent for such partial month shall be prorated.

     (b) Tenant shall deposit with Landlord on the date hereof $0.00 (the "SECURITY DEPOSIT"), which shall be held by Landlord to secure Tenant's obligations under this Lease; however, the Security Deposit is not an advance rental deposit or a measure of Landlord's damages for an Event of Default (defined below). Landlord may use any portion of the Security Deposit to satisfy Tenant's unperformed obligations hereunder, without prejudice to any of Landlord's other remedies. If so used, Tenant shall pay Landlord an amount that will restore the Security Deposit to its original amount upon request. In connection with any waiver of a Tenant default or modification of this Lease, Landlord may require that Tenant provide Landlord with an additional amount to be held as part of the Security Deposit. The Security Deposit shall be Landlord's property. The unused portion of the Security Deposit will be returned to Tenant within a reasonable time after the end of the Term, provided that Tenant has fully and timely performed its obligations pursuant to this Lease throughout the Term.

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     (c) Tenant shall pay, as additional rent, its Proportionate Share
(hereinafter defined) of all reasonable costs incurred in owning, operating and maintaining the Land and Building and the facilities and services provided for the common use of Tenant and any other tenants of the Building (collectively, "OPERATING EXPENSES"), including the following items: (1) Taxes (defined below) and the cost of any tax consultant employed to assist Landlord in determining the fair tax valuation of the Building and Land; (2) the cost of all utilities used in the Building which are not billed separately to a tenant of the Building for above Building standard utility consumption; (3) the cost of insurance; (4) the cost of repairs, replacement, management fees and expenses, landscape maintenance and replacement, security service (if provided), sewer service (if provided), and trash service (if provided); (5) the cost of dues, assessments, and other charges applicable to the Land payable to any property or community owner association under restrictive covenants or deed restrictions to which the Premises are subject; and (6) alterations, additions, and improvements made by Landlord to comply with Law (defined in Section 23(a) below). On the same day that Base Rent is due, Tenant shall pay to Landlord an amount equal to 1/12 of Landlord's estimate of Tenant's Proportionate Share of annual Operating Expenses. The initial monthly payments are based upon Landlord's estimate of the Operating Expenses for the year in question, and shall be increased or decreased annually to reflect the projected actual Operating Expenses for that year. If Tenant's total payments in respect of Operating Expenses for any year are less than Tenant's Proportionate Share of Operating Expenses for that year, Tenant shall pay the difference to Landlord within thirty (30) days after Landlord's request therefor; if such payments are more than Tenant's Proportionate Share of Operating Expenses, Landlord shall retain such excess and credit it against Tenant's future annual payments. Operating Expenses shall not include the following: (A) any costs for interest, amortization, or other payments on loans to Landlord; (B) expenses incurred in leasing or procuring tenants; (C) legal expenses other than those incurred for the general benefit of the Building's tenants; (D) allowances, concessions, and other costs of renovating or otherwise improving space for occupants of the Building or vacant space in the Building;
(E) federal income taxes imposed on or measured by the income of Landlord from the operation of the Building; (F) rents under ground leases; and (G) capital replacement items; (H) costs incurred in selling, syndicating, financing, mortgaging, or hypothecating any of Landlord's interests in the building; (I) costs incurred to investigate or remediate Hazardous Substances on the Building or the surrounding area except to the extent such Hazardous Materials are released by Tenant; and (J) insurance deductibles in excess of The Thousand Dollars ($10,000.00). There shall be no duplication of costs for reimbursements in calculating Operating Expenses. The amounts of the initial monthly Base Rent and Tenant's Proportionate Share of Operating Expenses (and the part thereof attributable to Taxes) are as follows:

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                                              Months 1-9       Months 10-60
                                              ----------       ------------
      Base Rent (Section 2.(a))               $26,250.00        $36,400.00
      Operating Expenses, excluding             1,181.25          1,719.00
       Taxes(Section 2.(c))
      Taxes (Section 2.(c) and 3.(a))           2,193.75          3,194.10
      Total initial monthly payment           $29,625.00        $41,314.00

     (d) If during any year the Building is less than 100% occupied, then, for purposes of calculating Tenant's Proportionate Share of Operating Expenses for that year, the amount of Operating Expenses that fluctuate with Building occupancy shall be "grossed-up" to the amount which, in Landlord's reasonable estimation, they would have been had the Building been 100% occupied for that entire year.

     (e) If any payment required of Tenant under this Lease is not paid when due, Landlord may charge Tenant a fee equal to 5% of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant's delinquency.

     (f) All payments and reimbursements required to be made by Tenant under this Lease shall constitute "RENT" (herein so called).

     (g) The term "TENANT'S PROPORTIONATE SHARE" means the ratio from time to time of the Net Rentable Area of the Premises to the Net Rentable Area of the Building. Tenant's Proportionate Share has been initially determined to be 24% for months 1 to 9 and 35% for months 10 to 60. If the Net Rentable Area of the Premises or Building changes, Tenant's Proportionate Share shall change accordingly.

     3. TAXES.

     (a) Landlord shall pay all taxes, assessments and governmental charges whether federal, state, county, or municipal and whether they are imposed by taxing or management districts or authorities presently existing or hereafter created (collectively, "TAXES") that accrue against the Premises, the Land and the Building. If, during the Term, there is levied, assessed or imposed on Landlord a capital levy or other tax directly on the rent or a franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon rent, then all such taxes, assessments, levies or charges, or the part thereof so measured or based, shall be included within the term "TAXES". If the Building is occupied by more than one tenant and the cost of any improvements constructed in the Premises is disproportionately higher than the cost of improvements constructed in the premises of other tenants of the Building, then Landlord may require that Tenant pay the amount of Taxes attributable to such improvements in addition to its Proportionate Share of other Taxes.

     (b) Tenant shall (1) before delinquency pay all taxes levied or assessed against any personal property, fixtures or alterations placed in the Premises and (2) upon the request of Landlord, deliver to Landlord receipts from the applicable taxing authority or other evidence

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acceptable to Landlord to verify that such taxes have been paid. If any such taxes are levied or assessed against Landlord or Landlord's property and (A) Landlord pays them or (B) the assessed value of Landlord's property is increased thereby and Landlord pays the increased taxes, then Tenant shall pay to Landlord such taxes within ten (10) days after Landlord's request therefor.

     4. LANDLORD'S MAINTENANCE.

     (a) Landlord's maintenance obligations are limited to the repair, maintenance and replacement of the Building's roof and maintenance of the foundation and structural members of the exterior walls (collectively, the "BUILDING'S STRUCTURE") and the maintenance of the electrical systems, plumbing systems, storm drainage and other mechanical systems, exterior walls and windows of the Building and underground utility and sewer pipes outside of the Building, parking areas, driveways, alleys and grounds surrounding the Premises; however, Landlord shall not be responsible (1) for any such work until Tenant delivers to Landlord written notice of the need therefor, or (2) for alterations to the Building's Structure required by Law because of Tenant's use of the Premises (which alterations shall be performed by Tenant). The Building's Structure does not include skylights, windows, glass or plate glass, doors, special store fronts or office entries, all of which shall be maintained by Tenant. Landlord's liability for any defects, repairs, replacement or maintenance for which Landlord is responsible hereunder shall be limited to the cost of performing such work if same are performed on a timely basis. Landlord shall be responsible for repairing any damages to the Premises caused by leaks in the roof of the Building. All work performed by Landlord shall provide for containment of any toxic materials which may be encountered and shall be in conformance with O.S.H.A. and E.P.A. standards and local building codes and regulations.

     (b) If Tenant defaults on its obligations of maintenance, repair or replacement, Landlord may perform Tenant's maintenance, repair and replacement obligations and any other items that are otherwise Tenant's obligations under
Section 5(b), in which event Tenant shall pay to Landlord any cost incurred by Landlord in performing such obligations within ten (10) days after Landlord's request therefor.

     (c) If Landlord does not perform its obligations of maintenance, repair or replacement as required herein in a timely manner, and such failure continues for thirty (30) days after written notice to Landlord from Tenant setting forth such failure, Tenant shall have the right to perform such obligations. In such case, Landlord shall pay to Tenant any reasonable costs incurred by Tenant in performing such obligations within ten (10) days after Tenant's request therefor. In no event, however, may the costs incurred by Tenant in performing such obligations be deducted from any of Tenant's required payments to Landlord hereunder, including those for Base Rent and Operating Expenses.

     5. TENANT'S MAINTENANCE AND REPAIR OBLIGATIONS.

     (a) Tenant shall maintain all parts of the Premises (except for maintenance work which Landlord is expressly responsible for under Section 4(a)) in good condition and promptly make all necessary repairs and replacements to the Premises. Tenant shall repair and pay for any damage caused by a Tenant Party (defined below) or caused by Tenant's default hereunder. All work performed by Tenant shall provide for a containment of any toxic materials

                                       5
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which may be encountered and shall be in strict conformance with O.S.H.A. and
E.P.A. standards and local building codes and regulations.

     (b) Tenant shall maintain the hot water equipment and the heating, air condition, and ventilation equipment and system (the "HVAC System") in good repair and condition and in accordance with Law and with such equipment manufacturers' suggested operation/maintenance service program. Within ten (10) days after the Commencement Date, Tenant shall enter into preventive maintenance/service contracts for such equipment for the duration of the Term, each in form and substance and with a contractor reasonably acceptable to Landlord certifying that the hot water equipment and the HVAC System are then in good repair and working order. Landlord represents and warrants that, as of the Commencement Date, the HVAC System will be in good repair and working order and any guarantees and warranties received by Landlord through the completion of the Improvements shall inure to the benefit of the Tenant.

     6. ALTERATIONS. Tenant shall not make any alterations, additions, or improvements to the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Tenant has informed Landlord that it desires to install multiple satellite dish systems on the roof of the Building and Landlord agrees that it will grant its approval of same so long as the plans and specifications therefore are approved in accordance with the terms of this Agreement. Landlord shall not be required to notify Tenant of whether it consents to any alteration, addition or improvements until it (a) has received plans and specifications therefor which are sufficiently detailed to allow construction of the work depicted thereon to be performed in a good and workmanlike manner, and (b) has had a reasonable opportunity to review them. If the alteration, addition or improvements will affect the Building's Structure, HVAC Systems, or mechanical, electrical, or plumbing systems, then the plans and specifications therefor must be prepared by a licensed engineer reasonably acceptable to Landlord. Landlord's approval of any plans and specifications shall not be a representation that the plans or the work depicted thereon will comply with Law or be adequate for any purpose, but shall merely be Landlord's consent to performance of the work. Upon completion of any alteration, addition, or improvement, Tenant shall deliver to Landlord accurate, reproducible as-built plans therefor. Tenant may erect shelves, bins, machinery and trade fixtures provided that such items (1) do not alter the basic character of the Premises or the Building; (2) do not overload or damage the same; and (3) may be removed without damage to the Premises. Unless Landlord specifies in writing otherwise, all alterations, additions, and improvements shall be Landlord's property when installed in the Premises. All work performed by a Tenant Party in the Premises (including that relating to the installations, repair, replacement, or removal of any item) shall be performed in accordance with law and with Landlord's specifications and requirements, in a good and workmanlike manner, and so as not to damage or alter the Building's Structure or the Premises. In connection with any such alteration, addition, or improvement, Tenant shall reimburse Landlord for any and all fees and expenses incurred with respect to architectural and engineering reviews. Upon receipt of plans and specifications to any proposed improvements, Landlord shall give Tenant an estimate of expected fees and expenses to be incurred and reimbursable by Tenant, and Tenant shall have the right to decline to move forward with such improvements or alterations upon notice to Landlord prior to the undertaking of architectural and engineering reviews.

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     7. SIGNS. Tenant shall not place, install or attach any signage, decorations, advertising, media, blinds, draperies, window treatments, bars, or security installations to the Premises or the Building without Landlord's prior written approval, which consent shall not be unreasonably withheld or delayed. Landlord shall pay the cost of the initial signage installed at the facility up to a maximum of twenty-five hundred dollars ($2,500.00). All signage installed at the facility shall comply and conform with all city and other governmental codes and regulations. Tenant shall repair, paint, and/or replace any portion of the Premises or the Building damaged or altered as a result of its signage when it is removed (including, without limitation, any discoloration of the Building). Tenant shall not (a) make any changes to the exterior of the Premises or the Building, (b) install any exterior lights, decorations, balloons, flags, pennants, banners or paintings; or (c) erect or install any signs, windows or door lettering, decals, window or storefront stickers, placards, decorations or advertising media of any type that is visible from the exterior of the Premises without Landlord's prior written consent. Landlord shall not be required to notify Tenant of whether it consents to any sign until it (1) has received detailed, to-scale drawings thereof specifying design, material composition, color scheme, and method of installation, and (2) has had a reasonable opportunity to review them.

     8. UTILITIES. Tenant shall obtain and pay for all water, gas, electricity, heat, telephone, sewer, sprinkler charges and other utilities and services used at the Premises, together with any taxes, penalties, surcharges, maintenance charges, and the like pertaining to the Tenant's use of the Premises. Landlord may, at Tenant's expense, separately meter and bill Tenant directly for its use of any such utility service, in which case, the amount separately billed to Tenant for Building-standard utility service shall not be duplicated in Tenant's obligation to pay additional rent under Section 2.(c). Except to the extent of the gross negligence or willful misconduct of Landlord or its agents or contractors, Landlord shall not be liable for any interruption of failure of utility service to the Premises. All amounts due from Tenant under this Section 8 shall be payable within ten (10) days after Landlord's request therefor.

     9. INSURANCE. Tenant shall maintain (a) workers' compensation insurance (with a waiver of subrogation endorsement reasonably acceptable to Landlord) and commercial general liability insurance (with contractual liability endorsement), including personal injury and property damage in the amount of $1,000,000 per occurrence combined single limit for personal injuries and death of persons and property damage occurring in or about the Premises, plus umbrella coverage of at least $2,000,000 per occurrence, (b) fire and extended coverage insurance covering (1) the replacement cost of all alterations, additions, partitions and improvements installed in the Premises by or on behalf of a Tenant Party, (2) the replacement cost of all of Tenant's personal property in the Premises, and
(3) loss of profits in the event of an insured peril damaging the Premises, and
(c) such other insurance as Landlord may reasonably require. Such policies shall
(A) name Landlord, Landlord's agents, and their respective Affiliates (defined below), as additional insureds (and as loss payees on fire and extended coverage insurance), (B) be issued by an insurance company acceptable to Landlord, (C) provide that such insurance may not be canceled unless thirty (30) days' prior written notice is first given to Landlord, unless a substantially similar policy is to be substituted therefor (D) be delivered to Landlord by Tenant before the Commencement Date and at least thirty (30) days before each renewal thereof, and
(E) provide primary coverage to Landlord when any policy issued to Landlord is similar or duplicate in coverage, in which case Landlord's policy shall be excess over Tenant's policies.

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Landlord shall maintain standard "all risk" property insurance covering the
Building for ninety-five percent (95%) of full replacement cost of the Improvements.

     10. CASUALTY DAMAGE.

     (a) Tenant immediately shall give written notice to Landlord of any damage to the Premises or the Building. If the Premises or the Building are totally destroyed by an insured peril, or so damaged by an insured peril that, in Landlord's estimation, rebuilding or repairs cannot be substantially completed within one hundred eighty (180) days after the date of Landlord's actual knowledge of such damage, then either Landlord or (if a Tenant Party did not cause such damage) Tenant may terminate this Lease by delivering to the other written notice thereof within thirty (30) days after such damage, in which case, the rent shall be abated during the unexpired portion of this Lease, effective upon the date such damage occurred. Time is of the essence with respect to the delivery of such notices.

     (b) Subject to Section 10(c), if this Lease is not terminated under Section
10. (a), then Landlord shall restore the Premises to substantially its previous condition, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements or personal property required to be covered by Tenant's insurance under Section
9. If the Premises are untenantable, in whole or in part, during the period beginning on the date such damage occurred and ending on the date of substantial completion of Landlord's repair or restoration work (the "REPAIR PERIOD"), then the rent for such period shall be reduced to such extent as may be fair and reasonable under the circumstances and the Term shall be extended by the number of days in the Repair Period.

     (c) If the Premises are destroyed or substantially damaged by any peril not covered by the insurance maintained or required to be maintained by Landlord, or any Landlord's Mortgagee (defined below) requires that insurance proceeds be applied to the indebtedness secured by its Mortgage (defined below) or to the Primary Lease (defined below) obligations, Landlord may terminate this Lease by delivering written notice of termination to Tenant within thirty (30) days after such destruction or damage or such requirement is made known by any such Landlord's Mortgagee, as applicable, whereupon all rights and obligations hereunder shall cease and terminate, except for any liabilities of Tenant which accrued before this Lease is terminated. Notwithstanding anything herein to the contrary, Landlord shall not have the right to terminate the Lease if the damage to the Building is relatively minor (e.g., repair or restoration would cost less than five percent (5%) of the replacement cost of the Building).

     11. LIABILITY, INDEMNIFICATION, WAIVER OF SUBROGATION AND NEGLIGENCE.

     (a) SUBJECT TO SECTION 11(B), TENANT SHALL INDEMNIFY, DEFEND, AND HOLD HARMLESS LANDLORD, ITS SUCCESSORS, ASSIGNS, AGENTS, EMPLOYEES, CONTRACTORS, PARTNERS, DIRECTORS, OFFICERS AND AFFILIATES (COLLECTIVELY, THE "INDEMNIFIED PARTIES") FROM AND AGAINST ALL FINES, SUITS, LOSSES, COSTS, LIABILITIES, CLAIMS, DEMANDS, ACTIONS AND JUDGMENTS OF EVERY KIND OR CHARACTER (1) ARISING FROM TENANT'S FAILURE TO PERFORM ITS COVENANTS HEREUNDER, (2) RECOVERED FROM OR ASSERTED AGAINST ANY OF THE INDEMNIFIED PARTIES ON ACCOUNT OF ANY

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LOSS (DEFINED BELOW) TO THE EXTENT THAT ANY SUCH LOSS MAY BE INCIDENT TO, ARISE
OUT OF, OR BE CAUSED, EITHER PROXIMATELY OR REMOTELY, WHOLLY OR IN PART, BY A TENANT PARTY OR ANY OTHER PERSON ENTERING UPON THE PREMISES UNDER OR WITH A TENANT PARTY'S EXPRESS OR IMPLIED INVITATION OR PERMISSION, (3) ARISING FROM OR OUT OF THE OCCUPANCY OR USE BY A TENANT PARTY OR ARISING FROM OR OUT OF ANY OCCURRENCE IN THE PREMISES, HOWSOEVER CAUSED, OR (4) SUFFERED BY, RECOVERED FROM OR ASSERTED AGAINST ANY OF THE INDEMNIFIED PARTIES BY THE EMPLOYEES, AGENTS, CONTRACTORS, OR INVITEES OF TENANT OR ITS SUBTENANTS OR ASSIGNEES, REGARDLESS OF WHETHER LANDLORD'S NEGLIGENCE CAUSED SUCH LOSS OR DAMAGE. HOWEVER, SUCH INDEMNIFICATION OF THE INDEMNIFIED PARTIES BY TENANT SHALL NOT BE APPLICABLE IF SUCH LOSS, DAMAGE, OR INJURY IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ANY OF ITS DULY AUTHORIZED AGENTS OR EMPLOYEES.

     (b) LANDLORD SHALL NOT BE LIABLE TO TENANT OR THOSE CLAIMING BY, THROUGH, OR UNDER TENANT FOR ANY INJURY TO OR DEATH OF ANY PERSON OR PERSONS OR THE DAMAGE TO OR THEFT, DESTRUCTION, LOSS, OR LOSS OF USE OF ANY PROPERTY OR INCONVENIENCE (A "LOSS") CAUSED BY CASUALTY, THEFT, FIRE, THIRD PARTIES, OR ANY OTHER MATTER (INCLUDING LOSSES ARISING THROUGH REPAIR OR ALTERATION OF ANY PART OF THE BUILDING, OR FAILURE TO MAKE REPAIRS, OR FROM ANY OTHER CAUSE), REGARDLESS OF WHETHER THE NEGLIGENCE OF EITHER PARTY CAUSED SUCH LOSS IN WHOLE OR IN PART LANDLORD AND TENANT EACH WAIVES ANY CLAIM IT MIGHT HAVE AGAINST THE OTHER FOR ANY DAMAGE TO OR THEFT, DESTRUCTION, LOSS, OR LOSS OF USE OF ANY PROPERTY, TO THE EXTENT THE SAME IS INSURED AGAINST UNDER ANY INSURANCE POLICY MAINTAINED BY IT THAT COVERS THE BUILDING, THE PREMISES, LANDLORD'S OR TENANT'S FIXTURES, PERSONAL PROPERTY, LEASEHOLD IMPROVEMENTS, OR BUSINESS, OR IS REQUIRED TO BE INSURED AGAINST BY THE WAIVING PARTY UNDER THE TERMS HEREOF, REGARDLESS OF WHETHER THE NEGLIGENCE OR FAULT OF THE OTHER PARTY CAUSED SUCH LOSS; HOWEVER, LANDLORD'S WAIVER SHALL NOT APPLY TO ANY DEDUCTIBLE AMOUNTS MAINTAINED BY LANDLORD UNDER ITS INSURANCE. EACH PARTY SHALL CAUSE ITS INSURANCE CARRIER TO ENDORSE ALL APPLICABLE POLICIES WAIVING THE CARRIER'S RIGHTS OF RECOVERY UNDER SUBROGATION OR OTHERWISE AGAINST THE OTHER PARTY.

     12. USE.

     (a) The Premises shall be used only for general office, receiving, storing, shipping and selling products, materials and merchandise made or distributed by Tenant and for such other lawful purposes as may be incidental thereto; however, no retail sales may be made from the Premises. Tenant shall not use the Premises to receive, store or handle any product, material or merchandise that is explosive or highly inflammable or hazardous. Outside storage is prohibited. Tenant shall be solely responsible for complying with all Laws applicable to the use, occupancy, and condition of the Premises. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, light, noise or vibrations to emanate from the Premises; nor take any other action that would constitute a nuisance or would disturb, unreasonably interfere with, or endanger Landlord or any other person; nor permit the Premises to be used for any purpose or in any manner that would (1) void the insurance thereto, (2) increase the insurance risk, or (3) cause the disallowance of any sprinkler credits. Tenant shall pay to Landlord within thirty (30) days after written notice to Tenant any increase in the cost of any insurance on the Premises or the Building incurred by Landlord which is caused by Tenant's use of the Premises or because Tenant vacates the Premises.

     (b) Tenant and its employees and invitees shall have the non-exclusive right to use, in common with others, any parking areas associated with the Premises which Landlord has designated for such use, subject to (1) such reasonable rules and regulations as Landlord may promulgate from time to time and (2) rights of ingress and egress of other tenants and their employees, agents and invitees. In addition, Landlord shall designate the parking spaces set forth on EXHIBIT "C" attached hereto for the exclusive use of Tenant. Landlord shall not be responsible for enforcing Tenant's parking rights against third parties.

     13. INSPECTION. Landlord and Landlord's agents and representatives may enter the Premises during business hours upon reasonable notice to Tenant to: inspect the Premises; to make such repairs as may be required or permitted under this Lease; to perform any unperformed obligations of Tenant hereunder; and to show the Premises to prospective purchasers, mortgagees, ground lessors, and (during the last 12 months of the Term) tenants. During the last 12 months of the Term, Landlord may erect a sign on the Premises indicating that the Premises are available. Tenant shall notify Landlord in writing of its intention to vacate the Premises at least sixty (60) days before Tenant will vacate the Premises; such notice shall specify the date on which Tenant intends to vacate the Premises (the "Vacation Date"). At least thirty (30) days before the Vacation Date, Tenant shall arrange to meet with Landlord for a joint inspection of the Premises. After such inspection, Landlord shall prepare a list of items that Tenant must perform before the Vacation Date. If Tenant fails to arrange for such inspection, then Landlord may conduct such inspection and Landlord's determination of the work Tenant is required to perform before the Vacation Date shall be conclusive. If Tenant fails to perform such work before the Vacation Date, then Landlord may perform such work at Tenant's cost. Tenant shall pay all reasonable and necessary costs incurred by Landlord in performing such work within ten (10) days after Landlord's request therefor.

     14. ASSIGNMENT AND SUBLETTING.

     (a) Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably be withheld or delayed, (1) advertise that any portion of the Premises is available for lease or cause or allow any such advertisement, (2) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (3) sublet any portion of the Premises, unless to an affiliate of Tenant, (4) grant any license, concession, or other right of occupancy of any portion of the Premises, or (5) permit the use of the Premises by any parties other than Tenant (any of the events listed in Sections 14(a)(2) through 14. (a)(5) being a "TRANSFER"). If Tenant requests Landlord's consent to a Transfer, then Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee's creditworthiness and character. Tenant shall reimburse Landlord for its reasonable attorneys' fees and other expenses incurred in connection with considering any request for its consent to a Transfer. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes the Tenant's obligations hereunder (however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer, and only to the extent of the rent it has agreed to pay Tenant therefor). Landlord's consent to a Transfer shall not release Tenant from performing its obligations under this Lease unless Tenant dissolves or is eliminated in connection with the Transfer, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord's consent to any Transfer shall not waive Landlord's rights as to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Tenant's rent obligations. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so. Notwithstanding anything to the contrary in the Lease, Tenant may, without Landlord's prior written consent and without being subject to any bonus rent provisions or cancellation rights, sublet the Premises or assign the Lease to
(a) a subsidiary, affiliate, division or corporation controlling, controlled by or under common control with Tenant, (b) a successor corporation related to Tenant by merger, consolidation, nonbankruptcy reorganization, or governmental action, or (c) a purchaser of substantially all of Tenant's assets. A sale or transfer of Tenant's capital stock shall not be deemed an assignment, subletting or any other transfer of the Lease or the Premises.

     (b) Landlord may, within thirty (30) days after submission of Tenant's written request for Landlord's consent to a Transfer and subject to Section 14(a) above, cancel this Lease as of the date of the proposed Transfer was to be effective. Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant.

     (c) Tenant hereby assigns, transfers and conveys fifty percent (50%) of all consideration received by Tenant under any Transfer, which are in excess of the rents payable by Tenant under this Lease, and Tenant shall hold such amounts in trust for Landlord an pay them to Landlord within ten (10) days after receipt.

     15. CONDEMNATION. If more than 20% of the Premises is taken for any public or quasi-public use by right of eminent domain or private purchase in lieu thereof (a "Taking"), and the Taking prevents or materially interferes with the use of the remainder of the Premises for the purpose for which they were leased to Tenant, either party may terminate this Lease by delivering to the other written notice thereof within thirty (30) days after the Taking, in which case rent shall be abated during the unexpired portion of the Term, effective on the date of such Taking. If (a) less than 20% of the Premises are subject to a Taking or (b) more than 20% of the Premises are subject to a Taking, but the Taking does not prevent or materially interfere with the use of the remainder of the Premises for the purpose for which they were leased to Tenant, then neither party may terminate this Lease, but the rent payable during the unexpired portion of the Term shall be reduced to such extent as may be fair and reasonable under the circumstances. All compensation awarded for any Taking shall be the property of Landlord and Tenant assigns any interest it may have in any such award to Landlord; however, Landlord shall have no interest in any award made to Tenant for loss of business or goodwill or for the taking of Tenant's trade fixtures, if a separate award for such items is made to Tenant.

     16. SURRENDER OF PREMISES; HOLDING OVER. No act by Landlord shall be an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the end of the Term or the termination of Tenant's right to possess the Premises, Tenant shall (1) deliver to Landlord the Premises with all improvements located thereon in good repair and condition, reasonable wear and tear (subject however to Tenant's maintenance obligations) excepted, and with the HVAC System and hot water equipment, light and light fixtures (including ballasts), and overhead doors and related equipment in good working order, (2) deliver to Landlord all keys to the Premises, and (3) remove all signage placed on the Premises, the Building, or the Land by or at Tenant's request. All fixtures, alterations, additions, and improvements (whether temporary or permanent) shall be Landlord's property and shall remain on the Premises except as provided in the next two sentences. Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all unattached trade fixtures, furniture, and personal property placed in the Premises by Tenant (but Tenant shall not remove any such item which was paid for, in whole or in part, by Landlord). Additionally, Tenant shall remove such alterations, additions, improvements, fixtures, equipment, wiring, furniture, and other property as Landlord may request, provided such request is made within six months after the end of the Term. All items not so removed shall, at the option of Landlord, be deemed abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items and Tenant shall pay for the costs incurred by Landlord in connection therewith. Any such disposition shall not be considered a strict foreclosure or other exercise of Landlord's rights in respect of the security interest granted under Section 26. All work required of Tenant under this Section 16.(a) shall be coordinated with Landlord and be done in a good and workmanlike manner, in accordance with all Laws, and so as not to damage the Building or unreasonably interfere with other tenants' use of their premises. Tenant shall, at its expense, repair all damage caused by any work performed by Tenant under this Section 16.(a).

     (a) If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a Tenant at will and Tenant shall pay, in addition to the other rent due hereunder, a daily base rental equal to 150% of the daily Base Rent payable during the last month of the Term. Additionally, Tenant shall defend, indemnify, and hold harmless Landlord from any damage, liability and expense (including attorneys' fees and expenses) incurred because of such holding over. No payments of money by Tenant to Landlord after the Term shall reinstate, continue or extend the Term, and no extension of this Term shall be valid unless it is in writing and signed by Landlord and Tenant.

     17. QUIET ENJOYMENT. Provided Tenant has fully performed its obligations under this Lease, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise.

     18. EVENTS OF DEFAULT.

     Each of the following events shall constitute an "EVENT OF DEFAULT" under this Lease:

     (a) Tenant fails to pay any rent when due or any payment or reimbursement required under any other lease with Landlord when due, and in either case such failure continues for a period of five (5) days from the date such payment was due; provided, however, that with respect to Tenant's first failure to pay rent when due, such event shall not be deemed to be an Event of Default until ten
(10) days have passed after Landlord gives Tenant notice of such failure to pay.

     (b) The filing of a petition by or against Tenant or any guarantor of Tenant's obligations hereunder (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any debtor relief Law; (3) for the appointment of a liquidator, receiver, trustee, custodian, or similar official for all or substantially all of Tenant's property or for Tenant's interest in this Lease; or (4) for reorganization or modification of Tenant's capital structure (however, if any such petition is filed against Tenant, then the filing of such petition shall not constitute an Event of Default, unless it is not dismissed within forty-five (45) days after the filing thereof).

     (c) Tenant (1) vacates all or a substantial portion of the Premises or
(2) fails to continuously operate its business at the Premises for the permitted use set forth herein.

     (d) Tenant fails to discharge any lien placed upon the Premises in violation of Section 22 within ten (10) days after Tenant discovers or is notified that any such lien or encumbrance is filed against the Premises.

     (e) Tenant fails to comply with any term, provision or covenant of this Lease (other than those listed in this Section 18), and such failure continues for twenty (20) days after written notice thereof to Tenant.

     19. REMEDIES.

     (a) Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by Law, take any of the following actions:

          (1) Terminate this Lease by giving Tenant written notice thereof, in which event, Tenant shall pay to Landlord the sum of (A) all rent accrued hereunder through the date of termination, (B) all amounts due under
     Section 19(b), and (C) an amount equal to (i) the total rent that Tenant would have been required to pay for the remainder of the Term discounted to Present value at a per annum rate equal to the "PRIME RATE" as published on the date this Lease is terminated by The Wall Street Journal, Southwest Edition, in its listing of "MONEY RATES", minus (ii) the then present fair rental value of the Premises for such period, similarly discounted; or

          (2) Terminate Tenant's right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (A) all rent and other amounts accrued hereunder to the date of termination of possession, (B) all amounts due from time to time under Section 19(b), and (C) all rent and other sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period; however, Landlord shall not be obligated to relet the Premises and shall not be liable for, nor shall Tenant's obligations hereunder be diminished because of, Landlord's failure to relet the Premises or to collect rent due for a reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant's obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring action against Tenant to collect amounts due by Tenant, without the necessity of Landlord's waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to exclude or dispossess Tenant of the Premises shall be deemed to be taken under this Section 19(a)(2). If Landlord elects to proceed under this Section 19(a)(2), it may at any time elect to terminate this Lease under Section 19(a)(1). Additionally, without notice, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.

     (b) Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys' fees and expenses) in (1) obtaining possession of the Premises, (2) removing and storing Tenant's or any other occupant's property, (3) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant, (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (5) performing Tenant's obligations which Tenant failed to perform, and (6) enforcing, or advising Landlord of, its rights, remedies, and recourses. Landlord's acceptance of rent following an Event of Default shall not waive Landlord's rights regarding such Event of Default. Landlord's receipt of rent with knowledge of any default by Tenant hereunder shall not be a waiver of such default, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless set forth in writing and signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord's rights regarding any future violation of such term or violation of any other term. If Landlord repossesses the Premises pursuant to the authority herein granted, then Landlord shall have the right to (A) keep in place and use or (B) remove and store, at Tenant's expense, all of the furniture, fixtures, equipment and other property in the Premises, including that which is owned by or leased to Tenant at all times before any foreclosure thereon by Landlord or repossession thereof by any lessor thereof or third party having a lien thereon. Landlord may relinquish possession of all or any portion of such furniture, fixtures, equipment and other property to any person (a "CLAIMANT") who presents to Landlord a copy of any instrument represented by Claimant to have been executed by Tenant (or any predecessor of Tenant) granting Claimant the right under various circumstances to take possession of such furniture, fixtures, equipment or other property, without the necessity on the part of Landlord to inquire into the authenticity or legality of the instrument. Landlord may, at its option and without prejudice to or waiver of any rights it may have, (i) escort Tenant to the Premises to retrieve any personal belongings of Tenant and/or its employees not covered by the Landlord's statutory lien or the security interest described in Section 26 or (ii) obtain a list from Tenant of the personal property of Tenant and/or its employees that is not covered by the Landlord's statutory lien or the security interest described in Section 26, and make such property available to Tenant and/or Tenant's employees; however, Tenant first shall pay in cash all costs and estimated expenses to be incurred in connection with the removal of such property and making it available. The rights of Landlord herein stated are in addition to any and all other rights that Landlord has or may hereafter have at law or in equity, and Tenant agrees that the rights herein granted Landlord are commercially reasonable.

     20. LANDLORD'S DEFAULT. If Landlord fails to perform any of its obligations hereunder within thirty (30) days written notice from Tenant specifying such failure, Tenant's exclusive remedy shall be an action for damages. Unless Landlord fails to so cure such default after such notice, Tenant shall not have any remedy or cause of action by reason thereof. Liability of Landlord to Tenant for any default by Landlord, shall be limited to actual, direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building and the Land, and neither Landlord nor Landlord's owners shall have any personal liability therefor.

     21. MORTGAGES.

     (a) This Lease shall be subordinate to any deed of trust, mortgage or other security instrument (a "MORTGAGE"), and any ground lease, master lease, or primary lease (a "PRIMARY LEASE") that now or hereafter covers any portion of the Premises (the mortgagee under any Mortgage or the lessor under any Primary Lease is referred to herein as "LANDLORD'S MORTGAGEE"), and to increases, renewals, modifications, consolidations, replacements, and extensions thereof. However, any Landlord's Mortgagee may elect to subordinate its Mortgage or Primary Lease (as the case may be) to this Lease by delivering written notice thereof to Tenant. The provisions of this Section 21 shall be self-operative, and no further instrument shall be required to effect such subordination; however, Tenant shall from time to time within ten (10) days after request therefor, execute any instruments that may be required by any Landlord's Mortgagee to evidence the subordination of this Lease to any such Mortgage or Primary Lease. If Tenant fails to execute the same within such ten-day period, Landlord may execute the same as attorney-in-fact for Tenant.

     (b) Tenant shall attorn to any party succeeding to Landlord's interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party's request, and shall execute such agreements confirming such attornment as such party may reasonably request. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail to any Landlord's Mortgagee whose address has been given to Tenant, and affording such Landlord's Mortgagee a reasonable opportunity to perform Landlord's obligations hereunder.

     (c) Notwithstanding any such attornment or subordination of a Mortgage or Primary Lease to this Lease, the Landlord's Mortgagee shall not be liable for any acts of any previous Landlord, shall not be obligated to install the Initial Improvements, and shall not be bound by any amendment to which it did not consent in writing nor any payment of rent made more than one month in advance. Notwithstanding anything to the contrary in this Lease, this Lease shall not be subject or subordinate to any ground or underlying lease, nor subordinate to any lien, mortgage, deed of trust or security agreement now or hereafter affecting the Premises, nor shall Tenant be required to execute any document subordinating this Lease unless the ground lessor, lender, or other holder of the interest to which this Lease shall be subordinated, contemporaneously executes a recognition and non-disturbance agreement which (i) provides that this Lease shall not be terminated except in accordance with the terms of this Lease and (ii) recognizes all of Tenant's rights hereunder (an "SNDA"). In addition, Landlord shall use its best reasonable efforts to obtain an SNDA from all mortgagees, lenders, ground lessors, and other parties currently holding interests affecting the Premises or the Building on or before the date which is two (2) weeks after the Commencement Date.

     22. ENCUMBRANCES. Tenant has no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind Landlord's property or the interest of Landlord or Tenant in the Premises or to charge the rent for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant shall pay or cause to be paid all sums due for any labor performed or materials furnished in connection with any work performed on the Premises by or at the request of Tenant. Tenant shall give Landlord immediate written notice of the placing of any lien or encumbrance against the Premises.

     23. MISCELLANEOUS.

     (a) Words of any gender used in this Lease shall include any other gender, and words in the singular shall include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way affect the interpretation of this Lease. The following terms shall have the following meanings: "LAWS" shall mean all federal, state, and local laws, rules, and regulations; all court orders, governmental directives, and governmental orders; and all restrictive covenants affective the Property, and "LAW" shall mean any of the foregoing; "AFFILIATE" shall mean any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with the party in question; and "TENANT PARTY" shall include Tenant, any assignees claiming by, through, or under Tenant, any subtenants claiming by, through, or under Tenant, and any of their respective agents, contractors, employees, and invitees.

     (b) Landlord may transfer and assign, in whole or in part, its rights and obligations in the Building and property that are the subject of this Lease, in which case Landlord shall have no further liability hereunder accruing thereafter to the extent the transferee assumes such liability. Each party shall furnish to the other, promptly upon demand, a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of such party to enter into this Lease.

     (c) Whenever a period of time is herein prescribed for action to be taken by either party, such party shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

     (d) Tenant shall, from time to time, within ten (10) days after request of Landlord, deliver to Landlord, or Landlord's designee, a certificate of occupancy for the Premises, financial statements for itself and any guarantor of its obligations hereunder, evidence reasonably satisfactory to Landlord that Tenant has performed its obligations under this Lease (including evidence of the payment of the Security Deposit), and an estoppel certificate stating that this Lease is in full effect, the date to which rent has been paid, the unexpired Term and such other factual matters pertaining to this Lease as may be requested by Landlord. Tenant's obligation to furnish the above-described items in a timely fashion is a material inducement for Landlord's execution of this Lease. If Tenant fails to execute any such estoppel certificate within such ten-day period, Landlord may do so as attorney-in-fact for Tenant.

     (e) This Lease constitutes the entire agreement of the Landlord and Tenant with respect to the subject matter of this Lease, and contains all of the covenants and agreements of Landlord and Tenant with respect thereto. Landlord and Tenant each acknowledge that no representations, inducements, promises or agreements, oral or written, have been made by Landlord or Tenant, or anyone acting on behalf of Landlord or Tenant, which are not contained herein, and any prior agreements, promises, negotiations, or representations not expressly set forth in this Lease are of no effect. This Lease may not be altered, changed or amended except by an instrument in writing signed by both parties hereto.

     (f) All obligations of Tenant hereunder not fully performed by the end of the Term shall survive, including, without limitation, all payment obligations with respect to Taxes and insurance and all obligations concerning the condition and repair of the Premises. Upon the end of the Term and before Tenant vacates the Premises, Tenant shall pay to Landlord any amount reasonably estimated by Landlord as necessary to put the Premises in good condition and repair, reasonable wear and tear (subject however to Tenant's maintenance obligations) excluded. Tenant shall also, prior to vacating the Premises, pay to Landlord the amount, as estimated by Landlord, of Tenant's obligation hereunder for Operating Expenses for the year in which the Term ends. All such amounts shall be used and held by Landlord for payment of such obligations of Tenant hereunder, with Tenant being liable for any additional costs therefor upon demand by Landlord or with any excess to be returned to Tenant after all such obligations have been determined and satisfied as the case may be. Any Security Deposit held by Landlord may be credited against the amount due by Tenant under this Section 23.(f).

     (g) If any provision of this Lease is illegal, invalid or unenforceable, then the remainder of this Lease shall not be affected thereby, and in lieu of each such provision, there shall be added, as a part of this Lease, a provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

     (h) All references in this Lease to "THE DATE HEREOF" or similar references shall be deemed to refer to the last date, in point of time, on which all parties hereto have executed this Lease.

     (i) Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with this Lease. Tenant and Landlord shall each indemnify the other against all costs, attorneys' fees, and other liabilities for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

     (j) If and when included within the term "TENANT", as used in this instrument, there is more than one person, firm or corporation, all shall jointly arrange among themselves for their joint execution of a notice specifying an individual at a specific address within the continental United States for the receipt of notices and payments to Tenant. All parties included within the terms "LANDLORD" and "TENANT", respectively, shall be bound by notices given in accordance with the provisions of Section 24 to the same effect as if each had received such notice.

     (k) The terms and conditions of this Lease are confidential and Tenant shall not disclose the terms of this Lease to any third party other than to potential investors, lenders, subtenants or assignees, in connection with any public or private offering, or except as may be required by law or to enforce its rights hereunder.

     (l) Tenant shall pay interest on all past-due rent from the date due until paid at the maximum lawful rate. In no event, however, shall the charges permitted under this Section 23.(l) or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful rate of interest.

  24. NOTICES. Each provision of this instrument or any of applicable Laws and other requirements with reference to the sending, mailing or delivering of notice or the making of any payment hereunder shall be deemed to be complied with when and if the following steps are taken:

     (a) All rent shall be payable to Landlord at the address for Landlord set forth below or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant's obligation to pay rent shall not be deemed satisfied until such rent has been actually received by Landlord.

     (b) All payments required to be made by Landlord to Tenant hereunder shall be payable to Tenant at the address set forth below, or at such other address within the continental United States as Tenant may specify from time to time by written notice delivered in accordance herewith.

     (c) Any written notice or documents required or permitted to be delivered hereunder shall be deemed to be delivered upon the earlier to occur of (1) tender of delivery (in the case of hand-delivered notice), (2) deposit in the United States Mail, postage prepaid, Certified Mail, Return Receipt Requested, or (3) receipt by facsimile transmission, in each case, addressed to the parties hereto at the respective addresses set out below, or at such other address as they have theretofore specified by written notice delivered in accordance herewith. Tenant shall be deemed to have received any written notice of documents required or permitted to be delivered hereunder if Landlord delivers same by facsimile transmission to (972) 673-1602, Attn.:Buddy Rogers. If Landlord has attempted to deliver notice to Tenant at Tenant's address reflected on Landlord's books but such notice was returned or acceptance thereof was refused, then Landlord may post such notice in or on the Premises, which notice shall be deemed delivered to Tenant upon the posting thereof.

  25. HAZARDOUS WASTE. The term "Hazardous Substances", as used in this
Lease, shall mean pollutants, contaminants, toxic, or hazardous wastes, or any other substances

(excluding ordinary cleaning supplies), the removal of which is required or the use of which is restricted, prohibited or penalized by any "Environmental Law", which term shall mean any Law relating to health, pollution, or protection of the environment. Tenant hereby agrees that (a) no activity will be conducted on the Premises that will produce any Hazardous Substances, except for such activities that are part of the ordinary course of Tenant's business activities (the "Permitted Activities") provided such Permitted Activities are conducted in accordance with all Environmental Laws and have been approved in advance in writing by Landlord; (b) the Premises will not be used in any manner for the storage of any hazardous Substances except for any temporary storage of such materials that are used in the ordinary course of Tenant's business (the "Permitted Materials") provided such Permitted Materials are properly stored in a manner and location satisfying all Environmental Laws and approved in advance in writing by Landlord; (c) no portion of the Premises will be used a landfill or a dump; (d) Tenant will not install any underground tanks of any type; (e) Tenant will not allow any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute a public or private nuisance; and (f) Tenant will not permit any Hazardous Substances to be brought onto the Premises, except for the Permitted Materials, and if so brought or found located thereon, the same shall be immediately removed by Tenant, with proper disposal, and all required cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws. If at any time during or after the Term, the Premises are found to be so contaminated or subject to such conditions, Tenant shall defend, indemnify and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from or as a result of the use of the Premises by Tenant. Unless expressly identified on an addendum to this Lease, as of the date hereof there are no "Permitted Activities" or "Permitted Materials" for purposes of the foregoing provision and none shall exist unless and until approved in writing by the Landlord. Landlord may during normal business hours and upon reasonable notice to Tenant enter the Premises and conduct environmental inspections and tests therein as it may require from time to time, provided that Landlord shall use reasonable efforts to minimize the interference with Tenant's business. Such inspections and tests shall be conducted at Landlord's expense, unless they reveal the presence of Hazardous Substances (other than Permitted Materials) or that Tenant has not complied with the requirements set forth in this Section 25, in which case Tenant shall reimburse Landlord for the cost thereof within ten (10) days after Landlord's request therefor. To the best of Landlord's knowledge, without any independent investigation, the Premises, Building, and Land contain no Hazardous Substances and no Hazardous Substances were used in the construction of the Building and Improvements.

     26. TENANT'S OPTION TO PURCHASE. Tenant shall have the right of first refusal to purchase the Building if an offer acceptable to Landlord is tendered to Landlord during the Term. Tenant shall have a fifteen (15) day period from receipt of Landlord's notification to Tenant of said offer within which to accept or decline the offer under the same terms and conditions as the offer. If Tenant declines the offer, Tenant's right of first refusal hereunder shall thereafter be null and void and of no further force and effect.

     27. TENANT'S RIGHT OF FIRST REFUSAL TO EXPAND PREMISES. If at any time during the Term Landlord receives an offer to lease space within Buildings 1 and 3 of the Project of which the Premises are a part, and Landlord desires to accept such offer, Tenant shall have the right of first refusal to lease the specific space on the terms set forth in the offer. Tenant shall have fifteen
(15) days from the receipt of Landlord's notification to Tenant of said offer to accept or decline the offer under the terms and conditions offered. If Tenant shall not accept the offer, Tenant's right of first refusal shall be null and void with respect to this specific offer (but not future offers for such space or offers for other space within Buildings 1 and 3) and Landlord may lease such space to the original offeror. If Tenant as Landlord does not lease that space to the original offeror, Landlord shall be required to undertake the aforementioned processes with respect to subsequent offerors.

     28. PARKING LOT ADDITION. If at any time prior to the end of the second year of the Term Tenant gives notice to Landlord of its request for construction of additional parking, Landlord shall construct an additional paved parking lot on the land adjacent to the east property line of the Land, such location to be selected by Landlord and approved by Tenant in its reasonable discretion. The parking lot will be constructed in accordance with specifications approved by the City of Plano and will be completed within three (3) months of Tenant's written request to Landlord, unless the City of Plano's approval processes unreasonably delay the construction. In consideration of the foregoing, Tenant will pay additional Rent to Landlord in accordance with the following formula:

          50% of the cost of the parking lot improvements will be amortized and paid to Landlord by Tenant along with interest at the rate of 12% over the remaining Term, along with an annual interest return of 12% of the cost of the land upon which the parking lot will be constructed, which land cost is agreed to be equal to One Hundred Thirty Four Thousand Dollars ($134,000.00).

          For example, if the improvements cost equals $110,000.000 and are finished as of the end of 2nd year of the Term, then the additional annual Rent shall equal:

     Improvements                                                    $21,921.44
      ($55,000.00 amortized at 12% over 3 years)
     Land                                                            $16,080.00
      (12% of $134.000.00)
     Annual Total Rent for parking lot                               $38,001.44
                                                  Monthly Rent       $ 3,166.78

     29. BUILDING ADDITION. If at any time prior to the end of the second year of the Term Tenant gives notice to Landlord of its request for construction of additional space in the Building, Landlord shall construct up to an additional 9,600 square feet of building area on the east side of the Premises, in accordance with plans and specifications to be developed by Landlord and approved by Tenant in its reasonable discretion. The additional square footage will be of similar style and constructed to the same specifications and governmental regulations as the Building. The new building area will be constructed within four (4) months of Tenant's written notice to Landlord unless the City of Plano's approval processes unreasonably delay the construction. In consideration of the foregoing, Tenant will pay additional Rent to Landlord in accordance with the following formula:

          60% of the interior improvement cost, not to exceed a total of $240,000.00, will be paid to Landlord by Tenant, along with interest at the rate of 12% over the remaining Term, along with an annual interest return of 14% of the cost of the new Building improvements including, but not limited to roof, walls, land, windows, parking lot, foundation, steel structure, professional fees, testing labs, development fees, bank fees, attorney fees, etc.

          For example, if the interior improvements costs are $240,000.00, the Building costs are $691,200.00, and are completed as of the end of the second year of the Term, then the additional annual Rent payment shall equal:

Improvements                                                      $ 57,394.32
  ($144,000.00 amortized at 12% over 3 years)
Building                                                          $ 96,768.00
  (9,600 sf at $85.00 psf with a 14% interest rate)
Annual Total Rent for new improvements                            $154,162.32
                                                                  $ 12,846.86

EXECUTED by Tenant on March 24, 2000.

                                         TENANT:


                                         Microtune, Inc.

                                         By:   /s/ Everett Rogers
                                            -------------------------------
                                            Name:  Everett Rogers
                                                   Chief Financial Officer,
                                                   Vice President of Finance and
                                                   Administration

     EXECUTED by Landlord on March 24, 2000.

                                 LANDLORD:

                                 JUPITER SERVICE CENTER, LTD.


                                 By: /s/ John Butten
                                    --------------------------------
                                 Its:  General Partner

                                  EXHIBIT "A"

                              DESCRIPTION OF LAND

     Lot A, Block 1, Jupiter Service Center, more commonly known as 2201 10th Street, Plano, Texas 75074.

                                  EXHIBIT "B"

                             CONSTRUCTION AGREEMENT

     1. PLANS.

     (a) OUTLINE SPECIFICATIONS. Attached as Exhibit B-1 are the preliminary plans and outline specifications for the construction of the interior improvements in the Premises (the "Improvements") which are hereby approved by Landlord and Tenant (the "Outline Specifications").

     (b) DRAWINGS. Landlord shall cause to be prepared all plans and specifications for the Improvements depicted on the Outline Specifications, including, without limitation, working drawings, construction drawings, electrical, plumbing and mechanical drawings necessary to construct the Improvements (the "Drawings"), and shall be accompanied by an estimate of the cost of constructing the Improvements. The initial Drawings shall be delivered to Tenant as soon as reasonably practicable after the execution of this Lease. Tenant shall notify Landlord whether it approves of the submitted Drawings within fourteen (14) days after Landlord's submission thereof. If Tenant disapproves of such Drawings, then Tenant shall notify Landlord thereof specifying in detail the reasons for such disapproval, in which case, Landlord shall correct the submitted Drawings and deliver them to Tenant for its approval within ten (10) days after Landlord receives Tenant's notice disapproving the submitted drawings. Tenant shall have five (5) days to approve or disapprove any resubmitted Drawings, and Landlord shall have five (5) days to correct any such resubmitted Drawings disapproved by Tenant. This process shall be repeated until the Drawings have been finally approved.

     (c) CHANGES. After approval of the Drawings, Landlord and Tenant shall initial the plans in question. Tenant may from time to time make changes to the Drawings by delivering written notice to Landlord, specifying in detail the requested change. If Tenant requests any changes to any submitted Drawings that relate to matters other than changes necessary to the conform the Drawings to the Outline Specifications or requests any changes to the approved Drawings, then (1) before any such change will be made, Tenant shall pay the difference between (A) all additional costs in designing and constructing the Improvements as a result of any such changes and (B) any reductions in costs in designing and constructing the Improvements realized in connection with other change orders and (2) all delays in designing and constructing the Improvements caused by such changes shall not delay the Commencement Date.

     2. CONSTRUCTION OF IMPROVEMENTS. Landlord shall diligently construct the Improvements in accordance with the Drawings in a good and workmanlike manner using materials specified in the Drawings and in compliance with Law and shall pay for all permits, licenses, and all other governmental improvements requisite for the construction thereof. Landlord assumes no liability for special, consequential, or incidental damages of any kind whatsoever in connection with the design or construction of the Improvements, and makes no representations, warranties, or guaranties regarding the same, expressed or implied, including, without limitation, warranties of merchantability, fitness for a particular purpose, or of habitability, except for the one-year construction warranty provided in the next sentence. Landlord shall warrant that the design and construction of the Improvements shall be free of defects for a period of one (1) year after Substantial Completion.

     3. SUBSTANTIAL COMPLETION. "Substantial Completion" shall occur when each of the following conditions is satisfied: the Improvements are substantially completed in accordance with the Drawings as certified by the architect preparing the Shell Plans utilizing AIA document G704, Certificate of Substantial Completion; the Premises may be lawfully occupied; and Landlord has tendered to Tenant physical possession thereof. Substantial Completion shall have occurred even though minor details of construction, decoration, landscaping, and mechanical adjustments remain to be completed by Landlord. Tenant shall prepare and deliver to Landlord a punch list of incomplete, minor, detail items within thirty (30) days after Substantial Completion and Landlord shall use all reasonable efforts to complete such items within thirty (30) days thereafter, except as to such items that, by their nature, will take a longer period to complete as set forth in the punch list. The "Target Date" for Substantial Completion of the Improvements is July 1, 2000, with respect to the first Thirty Thousand (30,000) square feet of the Premises and April 1, 2001 with respect to the remaining Thirteen Thousand Six Hundred and Eighty (13,680) square feet. If Substantial Completion is delayed because of (a) any acts of a Tenant Party, (b) changes requested by Tenant to any submitted Drawings that relate to matters other than changes necessary to conform such drawings to the Outline Specification or to comply with Law, or (c) changes requested by Tenant in the approved Drawings other than changes necessary to conform such drawings with Law, then the Commencement Date shall not be extended, but rather shall start on the date which it would have occurred but for such event. Each day of delay in Substantial Completion caused by the events described in clauses (a),
(b) or (c) of the preceding sentence or by a Tenant Party is herein called a "Tenant Delay Day". If the actual date of Substantial Completion is delayed beyond the Target Date, then Landlord shall have no liability therefor and the date of Substantial Completion shall be extended by the period of any such delay. This Lease shall remain in full effect notwithstanding any delay in Substantial Completion.

     4. ALLOCATION OF CONSTRUCTION COSTS. Landlord shall pay One Million Ninety-Two Thousand Dollars ($1,092,000.00) toward the design and construction of the Improvements depicted on the Outline Specifications. The allocation of these costs shall be split pro rata between the two portions of the Premises to be completed at different times. That is, Landlord shall pay Seven Hundred Fifty Thousand Dollars ($750,000.00) toward the design and construction of the improvements depicted on the outline specifications with respect to the first Thirty Thousand (30,000) square feet to be part of the Premises and the remaining portion for the second portion of the Premises, being the remaining Thirteen Thousand Six Hundred (13,600) square feet of the Premises. All other work required to design and construct the Improvements (the "Additional Work") shall be performed at Tenant's expense. Tenant shall pay one-half (1/2) of the costs required to be paid by Tenant hereunder upon Landlord's commencement of construction of the Premises. Tenant shall pay all remaining costs upon Substantial Completion. In the event that upon the completion of the design and construction of the Improvements, the cost to Landlord for same is less than the sums set forth above, Landlord shall apply such difference to Rent due from Tenant after all Improvements are completed and accounting with respect thereto is finalized.

     5. CONDITION OF PREMISES AT DELIVERY. Prior to delivery and possession of the Premises to Tenant, Landlord will cause to be removed from the Premises all rubbish, tools, scaffolding, and surplus materials and will cause the Premises, interior and exterior, to be cleaned and ready for occupancy. All floors, floor coverings, roof areas, and glass will be cleaned, both interior and exterior. The HVAC System and all utility services will be installed and connected and in good working order, subject to Tenant's obligations and responsibilities set forth in Section 8 of the Lease.